PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JULY 2, 1997                     REGISTRATION NO. 333-28451


                                   $63,400,000

                                   ITRON, INC.
                 6-3/4% Convertible Subordinated Notes Due 2004
                                       and
                             Shares of Common Stock
                        Issuable Upon Conversion Thereof
                                       and
                        2,638,600 Shares of Common Stock


         This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

         This Prospectus Supplement should be read in conjunction with the Prospectus dated June 13, 1997 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                                                                      Securities Beneficially
                        Notes and Conversion Shares                  Shares                             Owned After Offering
                ---------------------------------------- -------------------------                    --------------------------
                  Principal
                  Amount of                                  Shares        Number
                   Notes                    Number of      Beneficially  of Shares   Securities to be             Percentage
                Beneficially Percentage    Conversion        Owned         that      Sold--Percentage              of Common
                Owned that    of Notes    Shares that May   Prior to      May be      of Common Stock               Stock
     Name       May Be Sold  Outstanding  May Be Sold (1)   Offering       Sold      Outstanding (2)    Amount   Outstanding

----------------------------------------------------------------------------------------------------------------------------------

Credit Suisse
First Boston     6,950,000     11.0        293,248                                         2.0              0           --
Corp. (3)

Forest Fulcrum     400,000       .6         16,877                                         *                0           --
Fund LTD

Forest Fulcrum     750,000      1.2         31,645                                         *                0           --
Fund, L.P.

Franklin
Custodian       10,000,000     15.8        421,940                                         2.8              0           --
Funds, Inc.:
Utilities Fund

Och-Ziff
Capital            500,000       .8         21,097                                         *                0           --
Management,
L.P.

Paloma           1,500,000      2.4         63,291                                         *                0           --
Securities
L.L.C.

Phoenix Income
Growth Fund      1,000,000      1.6         42,194                                         *                0           --

Robertson
Stephens         2,300,000      3.6         97,046                                         *                0           --
Growth &
Income Fund

Any other
holder of
Notes or
future
transferee,      9,300,000     14.7        392,405                                         2.7              0           --
pledgee, donee
or successor
of or from any
such other
holder.(4)(5)
------------------------------------------------------------------------------------------------------------------------------------

*    Less than 1% .


(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,383,914 shares of Common Stock outstanding as of June 24, 1997, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder.

(3) Represents an additional $2,950,000 principal amount of Notes acquired after June 13, 1997.

(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(5) Assumes that any other holders of Notes, or any further transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

                               ------------------

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
               CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                  SECURITIES OFFERED HEREBY, SEE "RISK FACTORS"
                     BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

             The date of this Prospectus Supplement is July 2, 1997